                                                                   EXHIBIT 10.43

CONTRACT BN40790

for Implementation of Oracle Software Accounts Receivable and Order Entry Modules between THE KING COUNTY DEPARTMENT OF METROPOLITAN SERVICES and ARIS CORPORATION

Contract Date: To be effective date of accepting signature

This Contract is between the King County Department of Metropolitan Services (Metro), a home rule charter county of the State of Washington, and Applied Relational Information Systems (ARIS) Corporation (Contractor), a Washington State Corporation.

The parties hereby agree to the following terms and conditions effective on the date of acceptance.

ARIS CORPORATION

CONTRACT BN40790

TABLE OF CONTENTS

1. INTRODUCTION                                                   1
   1.1. Purpose of Contract                                       1
   1.2. Price                                                     1
   1.3. Conflicts of Interest - Former Employees                  1
   1.4. Utilization of Minority and Women Businesses              2

2. CONTRACT EXECUTION AND ADMINISTRATION                          4
   2.1. Contract Term                                             4
   2.2. Contract Award                                            4
   2.3. Contract Value
   2.4. Official Notification Address                             4

3. GENERAL TERMS AND CONDITIONS                                   6
   3.1. Definition of Words and Terms                             6
   3 2. Administration                                            9
   3.3. Contract Documents and Precedence                         9
   3.4. Change Orders                                             9
   3.5. Termination for Convenience/Cause                        10
   3.5.1. Termination for Convenience                            10
   3.5.2. Termination for Default                                10
   3.6. Force Majeure                                            11
   3.7. Payment                                                  11
   3.8. Payment Procedures                                       12
   3.9. Additional Work                                          12
   3.10. Work and Materials Omitted                              12
   3.11. Technical Services                                      13
   3.12. Other Direct Costs                                      13
   3.13. Charges to Contractor                                   14
   3.14. Washington State Sales Tax                              14
   3.15. Taxes, Licenses, and Certificate Requirements           14
   3.16. Warranty Error! Bookmark not defined.
   3.17. No Waiver of Warranties and Contract Rights             15
   3.18. Assignment                                              15
   3.19. Indemnification                                         15
   3.20. Applicable Law and Forum                                15
   3.21. Price Warranty                                          16
   3.22. Equal Employment Opportunity Requirements               15
   3.23. Conflicts of Interest and Noncompetitive Practices      16
   3.23.1. Conflict of Interest                                  16
   3.23.2. Contingent Fees and Gratuities                        16
   3.24. Disputes, Claims and Appeals                            17
   3.25. Patents and Royalties                                   18
   3.26. Retention of Records and Audit Access                   18
   3.26.1. Proof of Compliance with contract                     18
   3.26.2. Retention of Records                                  18
   3.26.3. Audit Access                                          19

4. INSURANCE REQUIREMENTS                                        20
   4.1. Evidences and Cancellation of Insurance                  20
   4.2. Insurance Requirements                                   20
   4.3. Worker's Compensation                                    22

5. IMPLEMENTATION PROCEDURES                                     23
   5.0. Installation of Test Software                            23
      5.0.1. Installation of Demo database                       23
      5.0.2 Installation of Development database                 23
   5.1. Implementation Procedures                                23
      5.1.1.                                                     23
      5.1.2.                                                     23
      5.1.3. Conversion of data                                  23
      5.1.4. Modifications/Interfaces                            24
      5.1.5. Training                                            25
   5.2. Production Installation                                  25
   5.3. System Acceptance                                        25

ATTACHMENTS

A. Technical Services Rate Schedule
B. Sworn Statement Regarding Equal Employment Opportunity
C. Sworn Statement Regarding Minority and Women Business Enterprise Commitment
D. Former Metro or Municipality Employee Disclosure Form
E. Accounts Receivable - Order Entry Implementation Project Plan
F. Agreement

1. Introduction

   1.1. Purpose of Contract

This contract is intended to provide the King County Department of Metropolitan Services (hereinafter "King County") with the installation, implementation, training and support from ARIS Corp.(hereinafter "Contractor") necessary for implementation of Oracle Accounts Receivable and Order Entry (AR/OE) modules for the Finance Department to provide business support for the following Metro activities:

     General Accounts Receivable

     Capacity Charge Accounts Receivable

     Warranty Accounts Receivable

     Transit Pass Sales

The type of business support required by each of these activities is further described in the accompanying document "Metro Accounts Receivable/Order Entry Alternatives Analysis Final Project Report". Preliminary investigation indicates that this support will also require use of the already-installed Inventory and Purchasing applications.

The Consultant is expected to provide Oracle system expertise, Accounts Receivable, Order Entry, Inventory and Purchasing system expertise.

   1.2. Price

Attachment A - "Technical Services Rate Schedule" includes the pricing for the services and products required to implement the Oracle AR/OK Modules. King County is exempt from Federal Excise taxes. Washington State sales tax shall be paid by King County and is not included in the prices.

   1.3. Conflicts of Interest - Current or Former Employees

The county seeks to eliminate and avoid actual or perceived conflicts of interest and unethical conduct by current and former County employees in transactions with the County. Consistent with this policy, no current or former County employee may contract with, influence, advocate, advise, or consult with a third party about a County transaction, or assist with the preparation of bids submitted to the County while employed by the County or within one year after leaving the County's employment, if he/she was substantially involved in determining the work to be done or process to be followed while a County employee.

All contractors, proposers, venders, consultants or contractors who anticipate contracting with the County must identify at the time of offer, such current or former County employees involved in preparation of bids/proposals or the anticipated performance of the work or services if awarded the contract. This information should be included in Attachment D - "Current or Former County Employee Disclosure Form". Failure to identify former County employees involved in this transaction may result in the County's denying or terminating this contract. In addition, after award, the contractor is responsible for notifying the County's project manager of current or former County employees who may become involved in the contract any time during the term of the contract. This paragraph is applicable to former Municipality of Metropolitan Seattle ("Metro") employees.

   1.4. Minority and Women Business Enterprise (M/WBE) Requirements 1

As set forth in King County Ordinance 11032, it is the County's policy that minority and women business enterprises (M/WBEs) shall have the maximum practicable opportunity to participate in the performance of contracts for the County. In this regard, the contractor shall take all necessary and reasonable steps to ensure that M/WBEs have the maximum opportunity to participate in the performance of subcontracts and agreements hereunder. The contractor shall not discriminate or tolerate harassment or abuse on the basis of creed, race, religion, color, sex, sexual orientation, age, national origins or the presence of any sensory, mental or physical disability in the award and performance of such contracts and subcontracts.

An M/WBE is any firm certified as such at the date and time of bid by the Washington State Office of Minority and Women's Business Enterprise (OMWBE).

The County recognizes there may be few contracting opportunities for M/WBEs involved in performance under this Contract and therefore has not established M/WBE participation goals. If the contractor subcontracts any work under a contract awarded pursuant to this Contract, the contractor shall make affirmative efforts to solicit and use M/WBEs.

Affirmative efforts shall include, at a minimum, that the contractor take the following steps prior to entering into any subcontracts:

     A. Contact the County's Minority/Women Business Enterprise Office to explain the work to be subcontracted and to obtain a listing of M/WBEs which may be interested in performing such subcontract work;

     B. Solicit bids from such M/WBEs; and

     C. Award subcontracts to such M/WBEs which provide reasonable bids.

The contractor shall complete and submit as part of its bid the Sworn Statement Regarding Minority and Women Business Enterprise Commitment set forth in Attachment C. Failure to complete and submit such sworn statement shall render the bid non-responsive.

Failure to comply with the M/WBE requirements will be grounds for contract termination. If the contractor subcontracts work hereunder and fails to comply with the M/WBE participation requirements set forth herein, then the County may declare a breach of contract and avail itself of all remedies under this contract and by law on account of such breach.

2. Contract Execution and Administration

   2.1 Contract Term

The term of this contract shall be until 30 April 1997, commencing on the date of the final acceptance signature on Attachment F. Performance will be completed in accordance with the schedule contained in Attachment E "Accounts Receivable - Order Entry Implementation Project Plan." The period for performance and contract term may be extended by change order. During extension periods, all terms and conditions of this contract shall remain in effect except those amended for the extension period.

   2.2. Contract Award

Contract award is contingent upon receipt of the required Insurance Certificate, Sworn Statement Regarding Equal Employment Opportunity and the signed Agreement Form. After contract award orders will be placed by King County Procurement Management at the prices established in Attachment A.

   2.3. Contract Value

The contract value will be established by a purchase order issued concurrently with this contract. Subsequent purchase orders may be issued citing this contract number and modifying the funds, contract terms and/or work to be performed.

   2.4 Official Notification Address

Any notice required or permitted to be given hereunder shall be deemed to have been given when received by the party to whom it is directed by personal service, hand delivery, or mail delivery as follows:

KING COUNTY CONTACTS

Accounts Receivable             Order Entry                 Contract
Contract Administrator          Contract Administrator      Specialist
Dave Buzard                     Lois Watt                   Jim Engan


King County                     King County                 King County Dept.
821 Second Ave. MS 170          821 Second Ave. MS 170      of Metropolitan
Seattle,WA 98104                Seattle, WA 98104           Services
Telephone: (206) 684-1072       Telephone: (206) 689-4550   821 Second Ave. MS 71
FAX: (206) 684-1400             FAX: (206) 684-1400         Seattle, WA 98104
 Telephone: (206) 684-1053                                  FAX: (206) 684-1470

ARIS CORPORATION CONTACT
Mr. John Song
Director, Business Development
Fort Dent One, Suite 150
6720 Fort Dent Way, Seattle, WA 98188-2555
Telephone: (206) 433-2081
FAX: (206) 433-1183

3. General Terms and Conditions

   3.1. Definition of Words and Terms

Where used in the contract documents, the following words and terms shall have the meanings indicated.

Acceptance      Formal action of King County in determining that the
                Contractor's work has been completed in accordance with the contract.

Act of Nature   A cataclysmic phenomenon of nature, such as an earthquake, flood or cyclone.

Change Order    Written order issued by King County, with or without notice to sureties, making changes in the work within the scope of this contract.

Contract or     The writings and drawings embodying the legally binding
Contract        obligations between King County and the Contractor for
Documents       completion of the services or work under the Contract.

Contract        Individual appointed by King County who assists the Contract
Specialist      Specialist with documentation, file maintenance, audits, vendor evaluations and who approves orders, receipts and invoices.

Contract Term   The period and time during which the Contractor shall perform the services or work under the contract.

Contract Price  Amount payable to the Contractor under the terms and conditions of the contract for the satisfactory performance of the services under the contract.

Contract        Individual appointed by King County to resolve and negotiate
Specialist      contractual issues arising under this contract.

Contract Time   Number of calendar days and/or the intermediate and final
                completion dates stated in the contract documents for the completion of the work specified herein.

Contractor's    The individual designated in writing by the Contractor to act on
Representative  its behalf under this contract.

Contractor      The individual, association, partnership, firm, company,
                corporation; or combination thereof, including joint ventures, contracting with King County for the performance of services or work under the contract.

Council         The King County Council - the governing body of King County.

Day             Calendar day.

Department of   King County and the Municipal of Metropolitan Seattle were
Metropolitan    merged into a new organization called Metropolitan King County,
Services        effective January 1,1994. Metro is now the King County
                Department of Metropolitan Services.

Direct Action of King County by which the Contractor is ordered to perform or refrain from performing service work under the contract.

Directive       Written documentation of the actions of King County in directing the Contractor.

Interface       Data exchange with software or systems outside the Oracle
                environment.

May             Refers to permissive actions.

Month The period commencing on the first day of a calendar month and ending on the first day of the next succeeding calendar month.

Person Includes individuals, associations, firms, companies, corporations, partnerships, and joint ventures.

Project Manager For this contract, the technical functions of Project Management will be performed by an individual appointed by ARIS Corp. and approved by King County.

Proposed Work   A written document issued by the contract specialist or his/her
Change          designee or PWC to the Contractor; identifying contemplated changes in the work and requesting a price estimate from the Contractor; such a document shall not be interpreted or construed to constitute a change order.

Provide         Furnish without additional charge.

Purchasing      The individual representing King County authorized to enter into
Agent           a contract.

RCW             The Revised Code of Washington.

Reference       Reports, specifications, and drawings which are available to
Documents       Contractors for information and reference in preparing proposals but not as part of this contract.

Requirements    See Specifications.

Requisition     A document issued by King County after contract award which will authorize delivery of software or other products, performance of a software modification, or performance of technical service.

Shall or Will   Whenever used to stipulate anything, shall or will means
                mandatory by either the Contractor or King County, as applicable, and means that the Contractor or King County, as applicable, has thereby entered into a covenant with the other party to do or per form the same.

Software All application and utility programs required to perform computerized tasks

Specifications  Written descriptions of services to be performed or of the
or Technical    technical requirements to be fulfilled under this contract.
Specifications

Specify Refers to information described, shown, noted, indicated or presented in any manner in any part of the contract.

Submittals      Information which is submitted by the Contractor to the Contract
                Specialists in accordance with the technical specifications.

Subsection      For reference or citation purposes, subsection shall refer to the paragraph, or paragraphs, called out by section and alphanumeric designator. For example, this definition is found in subsection 3-1.

WAC             Means the state of Washington Administrative Code.

Work Means and includes anything and everything to be done and provided for the execution, completion and fulfillment of the contract.

3.2. Administration

This Contract will be between King County and the Contractor who will be responsible for performing all work and services described herein. King County is not party to defining the relationship or agreement between the Contractor and Contractor's subcontractors, if any.

The Contractor represents that it has or will obtain all personnel and equipment required to perform the services hereunder. The Contractor's personnel shall not be employees of King County. The Contractor will promptly pay all subcontractors and suppliers as required under law.

The Contractor's performance under this contract will be monitored and reviewed by Contract Specialists appointed by King County. The Contractor's required reports and data shall be delivered to the Contract Specialists. Questions by the Contractor regarding interpretation of the terms, provisions and requirements of this contract shall be addressed to the Contract Specialists for response.

3.3. Contract Documents and Precedence

The documents constituting the contract between King County and the Contractor are intended to be complementary so that what is required by any one of them shall be as binding as if called for by all of them. In the event of any conflicting provisions or requirements within the several parts of the Contract Documents, they shall take precedence in the following order Change Orders, the Contract, and finally the Accounts Receivable Order Entry Implementation Project Plan dated August 18,1995.

3.4. Change Orders

The contract specialist may, at any time, without notice to the sureties, by written order, make any change in the work within the scope of this contract. No oral order or conduct by the County will constitute a change order unless confirmed in writing by the County.

If any change order causes an increase or decrease in the cost of, or the time required for, performance of any part of the work under this contract, the contract specialist shall make an equitable adjustment in the contract price, the delivery schedule, or both, and shall modify the contract.

The contractor must assert its right to an adjustment under this clause within five calendar days after receipt of a written change order from the County. Upon request from the contractor, the County may extend the five day period. The request for equitable adjustment must be in writing and state the general nature and monetary extent of the claim. The County may require additional supporting documents and analysis to determine the validity of the claim.

No claim by the contractor for an equitable adjustment hereunder will be allowed if asserted after final payment under this contract. No claim will be allowed for any costs incurred more than ten days before the contractor gives written notice, as required in this section.

All change orders shall be implemented in accordance with the Minority/Women Business Enterprise (M/WBE) compliance provisions herein.
3.5.   Termination for Convenience/Cause
3.5.1. Termination for Convenience

The County for its convenience may terminate this contract, in whole or in part, at any time by written notice sent certified mail, return receipt requested, to the contractor. After receipt of a Notice of Termination, and except as directed by the contract specialist, the contractor shall immediately stop work as directed in the Notice, and comply with all other requirements in the Notice. The contractor shall be paid its costs, including necessary and reasonable contract close-out costs and profit on that portion of the work satisfactorily performed up to the date of termination as specified in the notice. The contractor shall promptly submit its request for the termination payment, together with detailed supporting documentation. If the contractor has any property in its possession belonging to the County, the contractor will account for the same and dispose of it in the manner the County directs.

3.5.2. Termination for Default

In addition to termination for convenience, if the contractor does not deliver supplies in accordance with the contract delivery schedule, or if the contract is for services and the contractor fails to perform in the manner called for in the contract, or if the contractor fails to comply with any other material provisions of the contract, the County may terminate this contract, in whole or in part, for default. Termination shall be effected by serving a Notice of Termination by certified mail (return receipt requested) on the contractor setting forth the manner in which the contractor is in default and the effective date of termination; provided, that contractor shall have ten calendar days to cure the default. The contractor will only be paid for goods delivered and accepted, or services performed in accordance with the manner of performance set forth in the contract less any damages to the County caused by such default.

If this contract is terminated, the rights, duties, and obligations of the parties, including compensation to the contractor, shall be determined in accordance with Part 49 of the Federal Acquisition Regulation in effect on the date of this contract. The termination of this contract shall in no way relieve the contractor from any of its obligations under this contract nor limit the rights and remedies of the County hereunder in any manner.

3.5.3. Termination for Non-Appropriation

This contract may be canceled at the end of the then current fiscal period for non-appropriation of funds by the King Countv Council, pursuant to KCC 4.04.040. Such cancellation shall be upon thirty (30) days written notice to the contractor. King County's fiscal period ends December 31 of each year. If the contract is terminated as provided in this subsection:

1. The County will be liable only for payment in accordance with the terms of this contract for services rendered prior to the effective date of termination; and

2. The contractor shall be released from any obligation to provide further services pursuant to the contract as are affected by the termination.

Funding under this contract beyond the current appropriation year is conditional upon the appropriation by the County Council of sufficient funds to support the activities described in this contract. Should such an appropriation not be approved, the contract will terminate at the close of the current appropriation year.

3.6. Force Majeure

If either Buyer or Seller is rendered unable, wholly or in part, by act of Nature or any other cause not reasonably within such party's control to perform or comply with any obligation or condition of this Agreement, upon giving notice and reasonably full particulars to the other party, such obligation or condition shall be suspended during the continuance of the inability so caused, and such party shall be relieved of liability and shall suffer no prejudice for failure to perform the same during such period provided obligations to make payments then due for delivered goods or services hereunder shall not be suspended, and the cause of suspension (other than strikes or lockouts) shall be remedied with reasonable dispatch. The term "force majeure" shall include without limitation by the following enumeration, acts of Nature, acts of civil or military authorities, fire, accidents, shutdowns for purpose of emergency repairs, strikes, and any other industrial, civil or public disturbances, causing the inability of Contractor to provide the goods or services hereunder.

In the event of force majeure as described herein, the parties shall be excused from performance of the Agreement only for the time and to the extent reasonably necessary to restore normal operations as required by this Agreement. In the event Contractor ceases to be excused pursuant to this provision, then King County shall be entitled to exercise any remedies otherwise provided for in this Agreement, including the termination for Default.

3.7. Payment

Invoices with supporting documentation as appropriate will be submitted by the Contractor for material and/or services provided to:
King County
Accounts Payable, MS 75
Exchange Building
821 Second Avenue
Seattle, WA 98104

IMPORTANT - The Contractor will invoice twice a month, indicating the hours worked for each person for each module. The invoice will include a progress report and status of the project. All invoices must include the following information contract number, date of invoice, invoice number, and total price for invoice. Failure to comply with this requirement may delay payment.

3.8. Payment Procedures

Within thirty (30) days after receipt of an approved invoice, on the basis set forth in the Contract, King County will pay the Contractor for authorized materials and/or services satisfactorily delivered or performed. Acceptance of such payment by the Contractor shall constitute full compensation for all supervision, labor, supplies, materials, work, equipment and the use thereof, and for all other necessary expenses, incurred by the Contractor.

3.9. Additional Work

Additional work means the furnishing of materials or equipment and/or the doing of work not directly or by implication called for by the contract. If the country requires additional work, it may direct the Contractor in writing to do the extra work at unit prices set forth in the contract (if any), or it may direct the Contractor to do the additional work at a mutually agreed-upon lump sum or mutually agreed upon unit prices. Performance of additional work without the prior express written consent of King County shall be at the Contractor's sole expense.

3.10. Work and Materials Omitted

The Contractor shall, when ordered in writing by King County, omit work, services and material to be furnished under the contract. The value of the omitted work and material will be deducted from the contract price and the project implementation schedule will be revised if appropriate. The value of omitted work, services and material will be a lump sum or unit price, mutually agreed upon in writing by the Contractor and King County. If the parties cannot agree on an appropriate deduction, King County reserves the right to issue a unilateral change order adjusting the price.

3.11. Technical Services

Subject to the provisions negotiated between the parties, the ISD Manager may authorize work, services, consulting, or training to be provided by the Contractor's staff. The amount to be paid to the Contractor shall be computed at the agreed-to rates as set forth in this contract and hours pre-approved by the ISD Manager. In addition to the direct labor costs, other direct costs may be approved for compensation by the ISD Manager as set forth in this contract.

3.12. Other Direct Costs

Other direct costs, incurred through the use of the Contractor's staff for technical services approved in advance by the ISD manager, shall be billed at cost without markup. These costs shall include the following described costs and expenses actually incurred by the Contractor's staff for project work:

A. The reimbursement rate paid for the operation, maintenance and depreciation of company or individually owned vehicles for that portion of time they are used for project work shall not exceed the rate currently in effect at King County at the time the charges are incurred. The reimbursement rate is currently 30 cents per mile.

B. Reimbursement for meals inclusive of tips shall not exceed the rate currently in effect at King County at the time the charges are incurred. The reimbursement rates are currently $8.00 for breakfast, $9.00 for lunch and $18.00 for dinner or a maximum of $35.00 per day.

C. Accommodations shall be at a reasonably priced hotel/motel.

D. Air travel shall be by coach class at the lowest price available.

E. Cost for equipment, materials and supplies, including but not limited to approved equipment rental; telephone, telegraph and cable expenses; reproduction costs including blueprinting, photographing, telecopying, mimeographing, photocopying and printing; express charges; commercial printing, binding, artwork and models; and, computer programming and keypunching costs.

F. Authorized subcontract services; provided that the limitations set forth in item (A) above shall be applicable to such subcontract services.

G. Other direct costs, if any, not included above but which had prior approval of the ISD manager.

3.13. Charges to Contractor

Charges which are the obligation of the Contractor under the terms of the contract shall be paid by the Contractor to King County on demand and may be deducted by King County from any money due or to become due to the Contractor under the contract and may be recovered by King County from the Contractor or its surety.

3.14. Washington State Sales Tax

The County will make payment directly to the State for all applicable State sales taxes in case the contractor is not registered for payment of sales taxes in the State of Washington. If the contractor is so registered, it shall add the sales tax to each invoice and upon receipt of payment from the County, promptly remit appropriate amounts to the State of Washington.

3.15. Taxes, Licenses, and Certificate Requirements

This contract and any of the services or supplies provided hereunder are contingent and expressly conditioned upon the ability of the Contractor to provide the specified service or supplies consistent with federal, state and local law and regulations. If, for any reason, the Contractor's required license(s) or certificate(s) are terminated, suspended, revoked or in any manner modified from its status at the time this Agreement becomes effective, the Contractor shall notify King County immediately of such condition in writing.

The Contractor shall maintain and be liable for all taxes, fees, licenses and costs as may be required by federal, state and local laws and regulations for the conduct of business by the Contractor and any subcontractors and shall secure and maintain such licenses and permits as may be required to provide the services or supplies under this contract.

3.16. Warranty

The contractor warrants the professional quality and technical adequacy of all services provided under this contract. The contractor shall, without additional compensation, correct or revise any errors, omissions or other deficiencies in the services provided. This warranty shall cover any errors, omissions or other deficiencies encountered by King County for a period of one year after acceptance of the implementation.

3.17. No Waiver of Warranties and Contract Rights

Conducting of tests and inspections, review of specifications or plans, payment for goods or services or acceptance by King County shall not constitute a waiver, modification or exclusion of any express or implied warranty or any right under this contract or by law.

3.18. Assignment

The Contractor shall not assign any interest, obligation or benefit under or in this contract or transfer any interest in the same, whether by assignment or novation, without prior written consent of King County. If assignment is approved this contract shall be binding upon the inure to the benefit of the successor parties.

3.19. Indemnification

To the maximum extent permitted by law and except to the extent caused by the sole negligence of the County, the Contractor shall indemnify and hold harmless King County, its officers, agents and employees, from and against any and all suits, claims, actions, losses, costs, penalties and damages of whatsoever kind or nature arising out of, in connection with, or incident to the goods and/or services provided by or on behalf of the Contractor. In addition, the Contractor shall assume the defense of King County and its officers and employees in all legal or claim proceedings arising out of, in connection with, or incident to such goods and/or services; shall pay all defense expenses, including reasonable attorney's fees, expert fees and costs incurred by King County on account of such litigation or claims, and; shall satisfy any judgment rendered in connection therewith or pay or reimburse King County's payment of any sums reasonable to settle such litigation or claims. In the event of litigation between the parties to enforce the rights under this paragraph, reasonable attorney fees shall be allowed to the prevailing party. This indemnification obligation shall include, but is not limited to, all claims against King County by an employee or former employee of the Contractor or its subcontractors, and the Contractor expressly waives all immunity and limitation on liability under any industrial insurance act, including Title 51 RCW, other worker's compensation act, disability benefit act, or other employee benefit act of any jurisdiction which would otherwise be applicable in the case of such claim.

3.20. Applicable Law and Forum

Except as hereinafter specifically provided, this contract shall be governed by and construed according to the laws of the State of Washington, including, but not limited to, the Uniform Commercial Code, Title 62A RCW. Any suit arising here from shall be brought in the King County Superior Court, which forum shall have sole and exclusive jurisdiction and venue.

3.21. Price Warranty

The Contractor warrants that the prices charged King County do not exceed the prices charged by the Contractor to any other customer purchasing the same product or services in like or similar quantities, and under similar terms and conditions.

3.22. Equal Employment Opportunity Requirements During the performance of this contract, the Contractor agrees as follows:

The Contractor will not discriminate against any employee or applicant for employment because of creed, race, religion, color, sex, sexual orientation, age, national origin or the presence of any sensory, mental or physical disability unless based on a bona fide occupational qualification. The Contractor will take affirma tive action to ensure that applicants are employed, and that employees are treated during employment, without regard to their creed, race, religion, color, sex, sexual orientation, age, national origin or the presence of any sensory, mental or physical disability. Such action shall include, but not be limited to the following employment, upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship. The Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this non-discrimination clause.

3.23. Conflicts of Interest and Noncompetitive Practices Consistent with King County Ordinance 11032

3.23.1. Conflict of Interest

The Contractor, by entering into this contract with King County to perform or provide work, services or materials, has thereby covenanted that it has no direct or indirect pecuniary or proprietary interest, and that it shall not acquire any interest, which conflicts in any manner or degree with the work, services or materials required to be performed and/or provided under this contract and that it shall not employ any person or agent having any such interests. In the event that the Contractor or its agents, employees or representatives hereafter acquires such a conflict of interest, it shall immediately disclose such interest to King County and take action immediately to eliminate the conflict or to withdraw from this contract, as King County may require.

3.23.2. Contingent Fees and Gratuities

The Contractor, by entering into this contract with King County to perform or provide work, services or materials, has thereby covenanted:

1. That no person or selling agency except bona fide employees or designated agents or representatives of the Contractor has been employed or retained to solicit or secure this contract with an agreement or understanding that a commission, percentage, brokerage, or contingent fee would be paid; and

2. That no gratuities, in the form of entertainment, gifts or otherwise, were offered or given by the Contractor or any of its agents, employees or representatives, to any official, member or employee of King County or other governmental agency with a view toward securing this contract or securing favorable treatment with respect to the awarding or amending, or the making of any determination with respect to the performance of this contract.

3.24. Disputes, Claims and Appeals

The contractor shall address questions or claims regarding meaning and intent of the contract or arising from this contract in writing to the contract specialist, within five (5) calendar days of the date in which the contractor knows or should know of the question or claim. The contract specialist will ordinarily respond to the contractor in writing with a decision, but absent such written response, the question or claim shall be deemed denied upon the tenth day following receipt by the contract specialist.

In the event the contractor disagrees with any determination or decision of the contract specialist, the contractor may, within five (5) calendar days of the date of such determination or decision, appeal the determination or decision in writing to the contractor specialist. Such written notice of appeal shall include all documents and other information necessary to substantiate the appeal. The contractor specialist will review the appeal and transmit a decision or determination in writing. The decision will be considered final. Appeal to the contractor specialist shall be a condition precedent to litigation hereunder.

All claims, counterclaims, disputes and other matters in question between the County and the contractor that are not resolved between the contractor specialist and the contractor will be decided in the Superior Court of King County, Washington, which shall have exclusive jurisdiction and venue over all matters in question between the County and the contractor. This contract shall be interpreted and construed in accordance with the laws of the State of Washington.

Pending final decision of a dispute hereunder, the contractor shall proceed diligently with the performance of the contract and in accordance with the direction of the contractor specialist. Failure to comply precisely with the time deadlines under this paragraph as to any claim shall operate as a waiver and release of that claim and an acknowledgment of prejudice to the County.

3.25. Patents and Royalties

The Contractor is responsible for paying all license fees, royalties or the costs of defending claims for the infringement of any patented invention, article, process or method that may be used in performing this contract or with the completed work. The Contractor and the Contractor's sureties shall indemnify and hold King County, together with its officers and employees, harmless against any and all demands made for such fees, royalties or claims brought or made by the holder of any invention or patent. Before final payment is made on the account of this contract, the Contractor shall, if requested by King County, furnish acceptable proof of a proper release from all such fees or claims.

Should the Contractor, its agent, servants or employees, or any of them be enjoined from furnishing or using any invention, article, material, computer programs or equipment supplied or required to be supplied or used under the contract, the Contractor shall notify King County in writing an promptly substitute other articles, materials, computer programs or equipment in lieu thereof of equal efficiency, quality, finish, suitability and market value, and satisfactory in all respects to King County.

3.26. Retention of Records and Audit Access

3.26.1. Proof of Compliance with Contract

The Contractor shall, at any time when requested, submit to King County properly authenticated documents or other satisfactory proof as to the Contractor's compliance with contract requirements.

In addition, the Contractor will permit King County, to inspect all work, materials, payrolls, and other data and records involving the Contract.
3.26.2. Retention of Records

1. The Contractor shall maintain books, records and documents of its performance under this contract in accordance with generally accepted accounting principles. The Contractor shall maintain and retain for a period of not less than three years after the date of final acceptance of contract work, all financial information, data and records (e.g., estimating sheets, take offs, calculations, designs, etc.) used to prepare and support the Contractor's Best and Final Offer for this contract and all records pertaining to the performance of the Work under this contract, including portions of the Work performed under Change Orders and contracts and agreements with subcontractors and supplies.

2. The Contractor shall ensure each of its subcontractors, suppliers and Contractors maintains and retains for said period all records pertaining to the performance by the subcontractors of their portions of the work under this contract.

3.26.3. Audit Access

1. King County and its authorized representatives and designees shall have access to all records maintained and retained by the Contractor and its subcontractors for the purpose of inspection, cost/price analysis, audit or other reasonable purposes related to this contract. King County and its representatives and designees shall have access to records and be able to copy such records during the Contractor's normal business hours. The Contractor shall provide proper facilities for such access, inspection and copying.

2. In addition to audits conducted after the date of initial acceptance of contract work, audits may be conducted during or after the contract period for purposes of evaluating claims by or payments to the Contractor and for any other reason deemed appropriate and necessary by King County. Audits will be conducted by auditors selected and paid for by King County. Audits shall be conducted in accordance with generally accepted auditing standards and/or audit procedure and guidelines of King County. The Contractor shall fully cooperate with King County or its auditor(s) during audits and inspections, and provide all requested documentation.

3. If an audit is commenced more than sixty (60) days after the date of final acceptance of contract work, King County will give reasonable notice to the Contractor of the date on which the audit will begin.

4. Insurance Requirements

4.1. Evidences and Cancellation of Insurance

A. Prior to execution of the contract, the Contractor shall file with King County evidence of insurance from the insurer(s) certifying to the coverage of all insurance required herein. All evidences of insurance must be certified by a properly authorized officer, agent, general agent, or qualified representative of the insurer(s) and shall certify the name of the insured, the type, and amount of insurance, the location and operations to which the insurance applies, the expiration date, and that the insurer(s) shall give, by registered mail, notice to King County at least thirty (30) days prior to the effective date of any cancellation, lapse, or material change in the policy, please refer to Attachment F "Guidelines for Preparation of the Certificate of Insurance". Any failure to mail such notice shall not relieve the insurance company, its agents or representatives from obligations and/or liability hereunder.

B. The Contractor shall, upon demand of King County, deliver to King County a true and complete copy of such policy or policies of insurance, and all endorsements and riders, and the receipts for payment of premiums thereon; and should the Contractor neglect so to obtain and maintain in force any such insurance or deliver such policy or policies and receipts to King County, then King County shall request that the Contractor deliver a specific action plan to acquire such insurance and/or deliver policies and receipts within three (3) days or before any further performance hereunder, whichever is first.

Failure to provide such insurance in a time-frame acceptable to King County shall enable King County to suspend or terminate the Contractor's work hereunder in accordance with Section 3-6, "Termination for Convenience/Cause". Suspension or termination of this contract shall not relieve the Contractor from its insurance obligations hereunder.

4.2. Insurance Requirements

A. The Contractor shall obtain and maintain the minimum insurance set forth below. By requiring such minimum insurance, King County shall not be deemed or construed to have assessed the risks that may be applicable to the Contractor under this contract. The Contractor shall assess its own risks and, if it deems appropriate and/or prudent, maintain greater limits and/or broader coverage.

1. Bodily injury liability affording limits of $500,000 each occurrence, $500,000 aggregate, for bodily injury or death suffered or alleged to have been suffered by any person or persons by reason of or in the course of operations under the contract.

2. Property damage liability affording limits of $500,000 each occurrence and $500,000 aggregate, for damages to property suffered or alleged to have been suffered by any person or persons by reason of or in the course of operations under the contract.

3. If such insurance is written on a combined single limit (CSL) basis, the limit of liability required in $1,000,000 per occurrence, $1,000,000 aggregate, CSL.

4. Such liability insurance shall indemnify the Contractor, King County and its officers, officials, agents, and employees against loss from liability imposed by law upon, or assumed under agreement by the Contractor and/or subcontractors for damages on account of bodily injury, property damage, and/or other damages. Such insurance shall include (1) personal injury, (2) blanket contractual, (3) broad form property damage, (4) products and completed operations liability, (5) owned and non-owned vehicles, and (6) Washington Stop-Gap (employer's liability). Such insurance shall not exclude explosion, collapse or underground hazards (X,C,U) coverage.

5. Whenever the work under this contract includes "professional services," the Contractor shall maintain the appropriate professional liability, affording limits of liability of $500,000 each claim and $1,000,000 aggregate for damages sustained by reason of or in the course of operations under the contract, whether occurring by reason of acts, errors or omissions of the Contractor.

6. Whenever the Contractor has vehicles, equipment or other property of King County in its care, custody or control, the Contractor shall maintain garage keepers legal liability, or other appropriate legal liability coverage, affording limits of liability equal to the maximum value of all property of King County in the Contractor's care, custody or control or $50,000 per occurrence, whichever is greater. Coverage shall be on an "all risk" form.

7. Whenever the work under this contract involves advertising activities, the Contractor shall maintain advertisers professional liability affording limits of $500,000 each occurrence, $1,000,000 aggregate.

8. Whenever the work under this contract involves construction on premises of King County, the Contractor shall provide owners' and Contractors' protective coverage for limits as stated in paragraphs A.1, A.2 and A.3 above.

9. Whenever the work under this contract involves the use of water craft, the Contractor shall (1) provide protection and indemnity coverage affording a liability limit of $1,000,000 per occurrence and such insurance shall include coverage for injury to crew Jones Act); and (2) maintain pollution insurance to satisfy U.S. Coast Guard requirements as respects the Federal Oil Pollution Act of 1990 and the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended.

10. If applicable, (i.e., if work performed is on or about navigable waterways), the Contractor shall also maintain United States Longshoremen & Harbor workers' coverage.

11. Whenever the work under this contract involves pollution risk to the environment, the Contractor shall provide pollution liability insurance affording a limit of $1,000,000 each occurrence, $1,000,000 aggregate, for damages sustained by reason of pollution.

12. Other insurance as may be deemed appropriate by King County.

B. Such insurance shall be maintained through the term of this contract and for a period of three hundred sixty-five (365) days after termination or completion and acceptance of the contract, as the case may be. If coverage is on a "claims made" basis, coverage shall be further extended to cover claims made during one
(1) additional year beyond said period.

C. All liability insurance policies, except as required in paragraphs A.5 and A.6, shall include King County and its officers, officials, agents and employees as additional insureds and shall contain "severability of interest" (cross liability) wording.

D. The Contractor's insurance shall be primary to and not contributing with any insurance or self-insurance which may be carried by King County.
E. Such insurance shall be provided on forms and by insurance companies satisfactory to King County.

F. No provision in this section shall be construed to limit the liability of the Contractor for work not done in accordance with the contract, or express or implied warranties. The Contractor's liability for the work shall extend as far as the appropriate periods of limitation provided by law.

4.3. Worker's Compensation

The Contractor and its subcontractors shall maintain worker's compensation insurance in the amount and type required by law for all employees employed under this contract who may come within the protection of workers' compensation laws. The Contractor shall make all payments arising from the performance of this contract due the State of Washington pursuant to RCW, Titles 50 and 51.

5. Implementation Procedures
5.0. Installation of Test Software
5.0.1. Installation of Demo database

The current version of the software will be installed by King County on a King County Digital Equipment computer with the Contractor recommended configuration for demonstration and testing purposes. The Contractor will provide assistance as required by King County.

5.0.2 Installation of Development database
The A/R and O/E modules will be added to the IBIS development computer by King County. The Contractor will provide assistance as required by King County.

5.1. Implementation Procedures

The Contractor will use the detailed procedures and schedules as identified in Phase One of the Implementation Plan (see attachment) for implementing General A/R, Warranty A/R, Capacity Charge A/R, Pass Sales A/R, Pass Sales O/E and Warranty O/E. The Contractor will provide an A/R principal and O/E principal to meet the implementation requirements from installation to production. It is anticipated that this is an eight (8) month project. The Contractor will provide project management through December 31, 1995. King County will review the budget for possible future project management prior to December 31, 1995. The Contractor will provide assistance and review of procedures to ensure accuracy and completeness of the functional use of the software. King County reserves the right to approve any Contractor's staff who will be providing technical services under this contract.

5.1.1.
The Contractor will demonstrate that the current version of the software meets the user requirements.

5.1.2.
King County will verify that the current version of the software meets the requirements.

5.1.3. Conversion of data

The Contractor will work jointly with King County staff to convert existing data into the Oracle database format. Specifications for detailed translations of the data and other required data will be provided by the Contractor. King County will extract data from existing database and the

Contractor will provide conversion programs and load data into the Oracle database. King County will enter any additional data into the newly created database.

King County will verify and validate conversion data. It is anticipated that only Capacity Charge A/R will convert data.

5.1.4. Modifications/Interfaces

The Contractor will provide detailed specifications, performance standards and time schedules for all modifications/interfaces. King County will approve these specifications and performance standards and the Contractor will develop and implement the modifications/interfaces. The Contractor will demonstrate the modifications/interfaces when completed and King County will verify that they meet approved specifications. Written exceptions will be provided by King County and the Contractor will make necessary corrections.

Anticipated modifications are:

1. The ability to copy information from one invoice to another, general accounts receivable.

2. The ability to show late fees as an invoice line item, general accounts receivable.

3. The ability to calculate present value, issue recurring invoices, track remaining payments, and prorate balance with change of ownership, capacity charge.

4. The database will handle all customer information for capacity charge. Validate on property address to avoid duplication and provide a warning message which can be manually overridden, capacity charge.

5. Ensure key warranty claim data elements are present in both Order Entry and Accounts Receivable and reflected on the invoice, warranty.

6. Pick/pack slips to enforce sequential release of inventory. Standing sales order program to allow global changes to effective dates, Pass Sales.

7. Customized reports as necessary.

8. Other modifications may be identified during Mapping process.

5.1.5. Training

The Contractor will provide training to the project team on the use and functionality of the software. The training will be complete and sufficient so that the trainees can operate the features of the software independently and are capable of training additional system users. The contractor and King County will train end users.

5.2. Production Installation

King County will add A/R and O/E modules to the IBIS production environment. The Contractor and King County will configure the A/R and O/E production modules, convert data and make the database ready for production.

5.3. System Acceptance

The Contractor and King County will develop acceptance testing procedures and specifications. The acceptance test will demonstrate to King County that the functionality, performance standards, data integrity of the production system and data are met. King County will verify that the system meets the requirements of the acceptance test. King County will notify the Contractor in writing of any exceptions within 60 days. When all exceptions are removed, King County will approve the acceptance test.

Attachment A
Technical Services Rate Schedule
CONTRACT BN40790

1350 Hours Principal #1 @ $100/hr.
1208 Hours Principal #2 @ $90/hr.
620 Hours Project Manager $105/hr.

Any changes or additions in hours must be justified and approved in advance by the Manager of ISD Bob Mayer.

Attachment B
Sworn Statement Regarding Equal Employment Opportunity

STATE OF WASHINGTON )
                    ) ss.
COUNTY OF KING      )

The undersigned, being first duly sworn, on oath states to the King County Department of Metropolitan Services on behalf of the proposer as follows:

A. This Sworn Statement Regarding Equal Employment Opportunity constitutes the proposer's plan of affirmative action to be followed in the event a contract is awarded to the proposer to ensure equal opportunity in employment is afforded by the proposer and the proposer's subcontractors while providing specific materials and supplies or consulting or construction services for Metro.

B. The proposer agrees that submission of the Sworn Statement constitutes an acknowledgment of Metro's equal employment opportunity requirements as set forth in King County ordinances, which are incorporated herein by this reference.

C. The proposer hereby designates JOHN YOUNG SONG, DIRECTOR, BUSINESS DEVELOPMENT, as the person who has been charged by the proposer with the responsibility for carrying out the reporting the proposer's compliance with this plan of affirmative action.

D. The proposer gives assurance that this plan of affirmative action will be communicated to supervisors and other employees of the proposer.

E. The proposer assures that the proposer's work force on the project will induce substantial percentages of women and minorities and, if additional persons are employed as part of the work force, the proposer shall make every reasonable effort to meet the equal employment opportunity goals established by Metro for this project. The proposer will contact Metro for the specific goals established for this contract.

F. The proposer assures that the proposer will provide opportunity for training and advancement for minorities and women including after-school or summer employment opportunities.

G. The proposer assures that the proposer will make continuing efforts to recruit minority and female employees, to advertise employment opportunities in ways which will effectively reach minorities and females, and to include in all solicitations or advertisement for employees placed by or on behalf of the proposer a statement that the proposer is an "Equal Opportunity Employer." When minorities and women are under-represented proposer assures it will consider minorities and women to file new hire or re-hire positions.

H. The proposer assures that the proposer will communicate to labor unions or representative of workers with which the proposer has a collective bargaining agreement or other contract a notice setting forth the proposer's affirmative action obligations under this Sworn Statement and will post copies of such notice in conspicuous places available to employees and applicant for employment.

I. The proposer assures that the proposer will require its subcontractors and suppliers to enter into similar affirmative action obligations.

K. The proposer assures it will not discriminate nor tolerate harassment or abuse on the basis of creed, race, religion, color, sex, sexual orientation, age, national origins or the presence of any sensory, mental or physical disability in the selection, hiring, promoting, managing or training or conduct toward workers or Metro's employees.

Name of firm:  ARIS Corporation
By:            /s/ John Y. Song

SUBSCRIBED AND SWORN to before me this 8/th/ day of September, 1995.

/s/ Teodora Alejandrino
Notary Public in and for the State of Washington
residing at King County

ATTACHMENT C
Sworn Statement Regarding Minority and Women Business
Enterprise Commitment
CONTRACT No. BN40790

STATE OF WASHINGTON )
                    ) ss.
COUNTY OF KING      )

A. This Sworn Statement constitutes the Bidder's statement of its efforts to take all necessary and reasonable steps to ensure that Minority and Women Business Enterprises have the maximum opportunity to participate in the performance of subcontracts and agreements hereunder. The Bidder also affirms that all documentation submitted herewith is true and accurate.

B. The Proposer hereby designates:

as the person who has been charged by the Proposer with the responsibility for carrying out and reporting the Proposer's compliance with the County's requirements for Minority and Women Business Enterprises.

     Name:  John Song
     Title:  Director, Business Development

C. There may be few subcontracting opportunities for M/WBEs involved in the performance under this IFB. The County has not established a M/WBE participation goal. If the Proposer subcontracts any work under a contract awarded pursuant to this IFB, the Proposer shall make affirmative efforts to solicit and use M/WBEs.

D. Affirmative efforts shall include at a minimum that the following steps be taken prior to entering into any subcontract agreements:

1. Contact the County's Minority/Women Business Enterprise Office to explain the work to be subcontracted and to obtain a listing of certified businesses which are capable of performing such subcontract work;

2.   Solicit bids from such certified businesses; and

3. Award subcontracts to such capable State of Washington-certified businesses which provide reasonable bids.

ARIS Corporation
By:     /s/ John Song
Title:  Director, Business Development

SUBSCRIBED AND SWORN to before me this 8/th/ day of September, 1995.

/s/ Teodora Alejandrino
Notary Public in and for the State of Washington
residing at King County

ATTACHMENT D
SOLICITATION NUMBER: BN40790
FORMER METRO or MUNICIPALITY EMPLOYEE DISCLOSURE FORM
(Submit to the King County Department of Metropolitan
Services (Metro) only when applicable)

At time of Proposal submittal, the Proposer is responsible for identifying former employees of Metro or of the former Municipality of Metropolitan Seattle involved in the preparation of this bid or the anticipated performance of the work or services to be provided on this contract.

Name of former employee:  N/A
Date of last employment with Metro or the Municipality:

After Proposal submittal, the Proposer is responsible for notifying Metro's project manager of former Metro or Municipality employees who become involved in the contract any time during the term of the contract:

Name of firm:
Authorized signature:
Printed name:
Title:
Date: